Filed Pursuant to Rule 433 Dated July 14, 2020 Registration Statement No. 333-233255 CMCT Series A Preferred Stock CIM Commercial Trust Offering Overview www.cimgroup.com/cim-commercial CMCT Series A Preferred Stock Investment Features » Publicly registered offering of Preferred Stock of CMCT— Series A Preferred Stock an existing publicly traded REIT with Common Stock Offering Size Up to $785 million traded on NASDAQ (CMCT) » Commissions, fees and expenses related to the preferred Offering Price $25.00 per share offering paid by CMCT, not the preferred shareholder Stated Value $25.00 per share » Eligible for taxable or qualified accounts and fee-based programs Minimum Initial $5,000 Investment CMCT Investment Strategy » During year 1 for 90% of stated value1 » Existing cash-flowing portfolio of Class A and creative 1 office assets in both thriving and improving metropolitan » During year 2 for 90% of stated value areas Preferred Stock » During year 3 for 92% of stated value Liquidity2 » Aims to acquire assets in high barrier-to-entry » During year 4 for 95% of stated value sub-markets where CIM has historically achieved » During year 5 for 97% of stated value above average rent growth » After year 5 for 100% of stated value Operator of CMCT: CIM Group4 Preferred Stock Annualized dividend of 5.5%, payable Return/Dividend monthly3 » $28.8 billion in assets owned and operated5 » Community-focused real estate and infrastructure owner, operator, developer and lender » Vertically-integrated platform includes research, acquisition, investment, credit analysis, development, finance, leasing, property management and distribution capabilities » Multiple markets, asset classes and strategies » Global institutional partners and co-investors 1) During this period, CMCT in its discretion, may reduce to 87%. See prospectus for more information. 2) After the first anniversary of issuance, CMCT may redeem in cash or in CMCT’s option and sole discretion, in equal value through the issuance of shares of CMCT Common Stock, based on the volume weighted average price of CMCT’s commonNOT A DEPOSIT stock for |the NOT 20 tradingFDIC INSURED days prior | to NOT the redemption.GUARANTEED 3) Dividends BY ANY BANKare not | guaranteed MAY LOSE and VALUE may |be NOT decreased INSURED or suspended BY ANY FEDERAL altogether GOVERNMENT at CMCT’s discretion. AGENCY 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 | www.cimgroup.com Securities Distributed By Affi liate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2020 CCO Group

Free Writing Prospectus

Filed pursuant to Rule 433 | July 2020 | Reg. No. 333-233255

CIM Commercial Trust Corporation (the "Company") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offerings to which this communication relates.

Before you invest, you should read the prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company's website at shareholders.cimcommercial.com. Alternatively, you may request to receive a prospectus by calling toll-free at 1-866-341-2653. You may also access the prospectus for free on the SEC website at www.sec.gov.

Important Disclosures

An investment in the securities described herein involves risks and other considerations, including the ones described below. Before you invest, you should read the prospectus and other documents that CIM Commercial Trust Corporation ("CMCT" or "CIM Commercial Trust") filed with the Sec urities and Exchange Commission ("SEC") for more complete information about CMCT and the risks and other considerations relating to the securities described herein. Any terms of securities described herein represent a general overview of certain selected terms and are qualified in their entirety by reference to the prospectus and other documents that CIM Commercial Trust filed with the SEC.

» There is no public market for CMCT's Preferred Stock and CMCT does not expect one to develop.

» CMCT's Preferred Stock is subordinate to all of CMCT's existing and future debt and liabilities and those of CMCT's subsidiaries. The terms of CMCT's Preferred Stock do not contain any financial covenants and do not restrict how CMCT can use the proceeds of the offering. CMCT's future debt may include restrictions on our ability to pay dividends to preferred stockholders or make redemptions in the event of a default under the debt facilities or under other circumstances.

» Shares of CMCT's Preferred Stock may generally be redeemed for shares of Common Stock, which ranks junior to CMCT's Preferred Stock with respect to dividends and upon liquidation.

» From and after the fifth anniversary of the date of original issuance of any shares of CMCT's Preferred Stock, CMCT has the right (but not the obligation) to redeem such shares at 100% of CMCT's Preferred Stock Stated Value, initially $25 per share, plus any accrued but unpaid dividends, without your consent.

» The cash distributions holders of CMCT's Preferred Stock receive may be less frequent or lower in amount than described herein.

» Holders of CMCT's Preferred Stock will be subject to inflation risk and the risk that interest rates may increase.

» CMCT's operating performance is subject to risks associated with the real estate industry. A significant portion of CMCT's properties, by aggregate net operating income and square feet, are located in California. CMCT is dependent on the California real estate market and economies, and is therefore susceptible to risks of events in that market that could adversely affect its business.

The information set forth herein contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements about investment strategy, the return of other investment opportunities, the belief that CMCT will benefit from CIM Group's expertise and deal-sourcing capabilities, the composition of the underlying portfolio and the target capital structure of CMCT. Such forward-looking statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the scope, severity and duration of the current pandemic of the novel coronavirus, or COVID-19, and actions taken to contain the pandemic or mitigate its impact, (ii) the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of CMCT and its tenants and business partners, the real estate market and the global economy and financial markets, (iii) the timing, form, and operational effects of CMCT's development activities, (iv) the ability of CMCT to raise in place rents to existing market rents, (v) fluctuations in market rents, including as a result of COVID-19, and (vi) general economic, market and other conditions. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. For a further list and description of the risks and uncertainties inherent in forward-looking statements, see CMCT's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. CMCT undertakes no obligation to publicly update or release any revisions to its forward-looking statements, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise, except as required by law.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial Trust to predict all of them. Nor can CIM Commercial Trust assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial Trust undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Notes

4) While CIM Group is the operator of CMCT, the Preferred Stock is issued by CMCT and do not represent a stake in CIM Group. 5) Data as of 3/31/20. Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN. AN OFFERING IS MADE ONLY BY THE PROSPECTUS. THIS MATERIAL MUST BE PRECEDED OR ACCOMPANIED BY A PROSPECTUS.

CIM

2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 | www.cimgroup.com

Securities Distributed By Affiliate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2020 CCO Group

CMCT-FS-IBD (7/20)